Exhibit A

FIRST COMMUNITY BANKSHARES, INC.

2022 Omnibus Equity Compensation Plan

Effective Date: ___________, 2022

Section 1         Introduction

1.1.         Establishment. First Community Bankshares, Inc., a Virginia corporation (hereinafter referred to, as the “Company,” except where the context otherwise requires), hereby establishes the First Community Bankshares, Inc. 2022 Omnibus Equity Compensation Plan (the “Plan”).

1.2.         Purpose. The purpose of the Plan is to provide Eligible Persons designated by the Committee for participation in the Plan with equity-based incentives to: (i) encourage such individuals to continue in the long-term service of the Company and its Affiliates, (ii) create in such individuals a more direct interest in the future success of the operations of the Company, (iii) attract outstanding individuals, and (iv) retain and motivate such individuals. The Plan is intended to provide eligible individuals with the opportunity to invest in the Company, thereby relating incentive compensation to increases in shareholder value and more closely aligning the compensation of such individuals with the interests of the Company’s shareholders.

Accordingly, this Plan provides for the granting of Non-Qualified Stock Options, Incentive Stock Options, Performance Shares, Performance Stock Units (“PSUs”), Restricted Stock, Restricted Stock Units and Performance Awards or any combination of the foregoing, as the Committee determines is best suited to the circumstances of the particular individual as provided herein.

1.3.         Application of Plan to Prior Awards. Any Awards granted under the previous plans will continue to be administered under those plans, and subject to the provisions of those plans. This 2022 Plan will not alter the terms of any outstanding awards granted under prior plans. Any shares that remain unissued from the First Community Bancshares, Inc. (now First Community Bankshares, Inc.) 2012 Omnibus Equity Compensation Plan (“2012 Plan”) as of the Effective Date of this Plan will cease to be available for future use.

1.4.         Effective Date. The Effective Date of the Plan (the “Effective Date”) is ________________, 2022, which is the date on which the shareholders of the Corporation approved the Plan.

Section 2         Definitions

2.1.         Definitions. The following terms shall have the meanings set forth below:

(a)         “Administrative Agent” means any designee or agent that may be appointed by the Committee pursuant to subsections 3.1(h) and 3.4 hereof.

 (b)         “Affiliate” means any entity other than the Company that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs, if an individual who otherwise qualifies as an Eligible Person provides services to such an entity and not to the Company, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Internal Revenue Code Section 409A and Treasury Regulation § 1.409A-1(h)(3), with respect to such individual; provided further that for purposes of ISOs, “Affiliate” shall mean any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Internal Revenue Code.

(c)         “Award” means any Non-Qualified Stock Option, Incentive Stock Option, Performance Share, Performance Stock Unit, Restricted Stock, Restricted Stock Unit, Performance Award, or any other stock-based award granted to a Participant under the Plan.

(d)         “Award Agreement” means a written agreement, contract, or other instrument or document specifically setting forth the terms and conditions of any Award.

(e)         “Board” means the Board of Directors of First Community Bankshares, Inc.

(f)         “Cause” means, with respect to termination by the Company, any of the following: (i) Participant has engaged in or has directed others to engage in an act or omission, or series of actions, deemed to be fraudulent, dishonest or unlawful; (ii) any knowing and material breach of this Plan, or any other agreement between the Participant and the Company or an Affiliate, by Participant; (iii) any knowing and material violation by Participant of corporate policies and procedures that result in damage to the business or reputation of the Company or its Affiliates, including, without limitation, the Company’s Standards of Conduct, or the Company’s or Affiliate’s policies prohibiting discrimination, harassment and/or retaliation; (iv) Participant has engaged in, or has directed others to engage in, a criminal act (other than a minor traffic offense) or other willful misconduct determined to be substantially detrimental to the best interests of the Company or any of its Affiliates; (v) knowing breach of fiduciary duty by Participant; (vi) Participant fails to follow the directions of the Company, is grossly neglectful of Participant’s duties resulting in substantial injury to the Company, or continues to fail to perform assigned duties, which are not cured within twenty-one (21) days after written notice of the issue is given to the Participant; or (vii) demonstrated incompetence of Participant.

(g)         “Change of Control” means a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company.”

A “change in the ownership of the Company” occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of stock of the Company that, together with stock already held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company. However, if such Person or group owns more than 50% of the total fair market value or total voting power of the stock of the Company before a particular acquisition of stock, such acquisition shall not be considered to cause a “change in the ownership of the Company.”

A “change in the effective control of the Company” occurs when either (i) any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of such Company; or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election. To avoid any confusion, it shall not be deemed a change in effective control of the Company under Section (i) above if a Person (or group) already owns at least 30% of the voting power before acquiring additional stock of the Company.

A “change in the ownership of a substantial portion of the assets of the Company” occurs when one Person, or more than one Person acting as a group, acquires, during a 12-month period, assets that have a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. An acquisition of assets shall not be considered a “change in the ownership of a substantial portion of the assets of the Company” if the assets acquired are purchased by (A) a shareholder of the Company in exchange for or with respect to Company stock; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total fair market value or voting power of all the outstanding stock of the Company; or (D) an entity, at least 50% of the total fair market value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

Notwithstanding anything to the contrary contained in this definition, whether an action or series of actions is deemed a Change of Control shall be determined consistent with and interpreted in accordance with Internal Revenue Code Section 409A and the regulations issued thereunder, including Treasury Regulation 1.409A-3.

(h)         “Clawback” means the cancellation, forfeiture, or recapture of any Award as the result of an accounting restatement or otherwise according to such terms and conditions as may be determined from time to time by the Committee to comply with regulations issued by regulatory agencies. The Company may approve a “clawback” policy that applies to all Named Executive Officers and other executive officers should the Company be required to prepare an accounting restatement due to materially inaccurate performance metrics, and such policy may be amended, or supplemented by an additional clawback policy or policies, at any time or from time to time. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with such Company policies. By accepting an Award, the Participant is agreeing to be bound by such Company policies, as in effect or as may be adopted and/or modified from time to time by the Company (including, without limitation, to comply with applicable law or stock exchange listing requirements).

(i)         “Committee” means the Compensation and Retirement Committee of the Board or such other Committee designated by the Board to administer the Plan. The Committee shall be constituted at all times so as to permit the Plan to be administered by “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) and “outside directors” (as defined in Treasury Regulation § 1.162 27 (e)(3)) and to satisfy such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

(j)         “Eligible Persons” means those (1) employees of the Company or of any Affiliates, (2) non-employee members of the Board, (3) non-employee members of the board of directors of any Affiliates, and (4) individuals who qualify as a consultant or advisor under Form S-8 and who are providing consulting services, under a written agreement, to the Company or any Affiliate, who are designated as Eligible Persons by the Committee. Notwithstanding the foregoing, Incentive Stock Options may not be granted to anyone who is not an employee of the Company or an Affiliate.

(k)         “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(l)         “Exercise Date” means the date of exercise determined in accordance with subsection 6.2(g) hereof.

(m)         “Fair Market Value” means the per share closing price of the Stock as reported on the NASDAQ, or on such other exchange or electronic trading system which, on the date immediately preceding the date in question, reports the largest number of traded shares of Stock, provided, however, that if on the date immediately preceding the date for which the Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the next closest immediately preceding date on which there were transactions in the Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided further, however, that, with respect to ISOs, such Fair Market Value shall be determined subject to Section 422(c)(7) of the Internal Revenue Code. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation Sec. 1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation § 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.

(n)         “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option and which satisfies the requirements of Section 422 of the Internal Revenue Code or any successor provision thereto.

(o)         “Internal Revenue Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference to a section of the Internal Revenue Code or Treasury Regulation shall be treated as a reference to any successor section.

(p)         “Non-Qualified Stock Option” or “NQSO” means any Option granted under Section 6, designated by the Committee as a Non-Qualified Stock Option or otherwise undesignated, or any Option designated by the Committee as an ISO but which for any reason fails to qualify as an ISO pursuant to Section 422 of the Internal Revenue Code and the rules and regulations thereunder.

(q)         “Option” means an option to purchase a number of shares of Stock granted pursuant to subsection 6.1.

(r)         “Option Price” means the price at which shares of Stock subject to an option may be purchased, determined in accordance with subsection 6.2(b) hereof.

(s)         “Participant” means an Eligible Person designated by the Committee, from time to time during the term of the Plan, to receive one or more Awards under the Plan.

(t)         “Performance Award” is a right to either a number of Stock Options, shares of Stock, Restricted Stock Units (“Performance Shares” or “PSUs”) or fixed value cash units determined (in all cases) in accordance with subsection 8.1 of this Plan based on the extent to which the applicable Performance Goals are achieved, and to the extent that the applicable requirements of the Section of this Plan respecting the type of Performance Award (such as Section 6 with respect to performance based Stock Options or Section 7 with respect to Performance Shares or PSUs, as the case may be,) are also met. A Performance Share shall be of no value to a Participant unless and until vested in accordance with subsection 8.2 hereof.

(u)         “Performance Goals” are the performance conditions, if any, established pursuant to subsection 8.1 by the Committee in connection with an Award.

(v)         “Performance Period” with respect to a Performance Award is a period not less than one calendar year or one fiscal year of the Company, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Committee by use of the calendar or fiscal year in which a particular Performance Period commences.

(w)         “Permanent Disability” means permanent disability as determined under the Company’s long term disability policy and, with respect to any Award intended to comply with Section 409A of the Internal Revenue Code, also within the meaning of Treasury Regulation § 1.409A-3(i)(4) or a more restrictive meaning established by the Committee.

(x)         “Plan” means this First Community Bankshares, Inc. 2022 Omnibus Equity Compensation Plan, as it may be amended from time to time.

(y)         “Restricted Stock” means Stock granted to an Eligible Person under Section 8 hereof, that is subject to certain restrictions and to a risk of forfeiture.

(z)         “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 8 hereof, to receive Stock, cash or a combination thereof at the end of a specified vesting period.

(aa)         “Restriction Period” shall have the meaning assigned to such term in subsection 8.1.

(bb)         “Retirement” or “Retire” shall mean the Participant has attained at the date of “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) from the Company at least age 65 and has at least 5 years of service with the Company where service is measured as vesting service under the Company’s 401(k) plan unless otherwise provided in the Award Agreement.

(cc)         “Stock” means the $1.00 par value common stock of First Community Bankshares, Inc. and/or any security into which such common stock is converted or exchanged upon merger, consolidation, or any capital restructuring of the Company; provided that such other stock must be common stock and meet the requirements of Treasury Regulation § 1.409A-1(b)(5)(iii).

(dd)         Headings; Gender and Number. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3         Plan Administration

3.1.         Administration by the Committee. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, adopt rules and regulations for carrying out the purposes of the Plan, including, without limitation, the authority to:

(a)         Grant Awards;

(b)         Select the Eligible Persons and the time or times at which Awards shall be granted;

(c)         Determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions, and Performance Goals relating to any Award;

(d)         Determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered;

(e)         Construe and interpret the Plan and any Award;

(f)         Prescribe, amend, and rescind rules and procedures relating to the Plan;

(g)         Determine the terms and provisions of Award and other agreements;

(h)         Appoint designees or agents (who need not be members of the Committee or employees of the Company) to assist the Committee with the administration of the Plan; and

(i)         Make all other determinations deemed necessary or advisable for the administration of the Plan.

3.2.         Committee Discretion. The Committee shall, in its absolute discretion, and without amendment to the Plan, have the power to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan. In the event of a Change of Control, the provisions of Section 11 hereof in addition to provisions of individual outstanding grants shall be mandatory and shall govern the vesting and exercisability schedule of any Award granted hereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any agreement entered into hereunder, in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such inconsistency.

3.3.         Indemnification. No member of the Committee shall be liable for any action, omission, or determination made in good faith. The Company shall indemnify (to the extent permitted under Virginia law) and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The determination, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

3.4.         Committee Delegation. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may delegate its authority as identified herein to management or to any individual (sometimes referred to as an “Administrative Agent”) or committee of individuals who need not be a member or members of the Committee or an employee or employees of the Company, to assist the Committee in administration of the Plan and to whom it may delegate such powers as the Committee deems appropriate, including but not limited to the authority to make Awards to Eligible Persons who are not subject to the Exchange Act § 16. No delegate may make an award to himself or herself, and no committee of delegates may make an award to a member of such committee of delegates. In addition, any such delegation by the Committee shall include a limitation as to the number of Shares underlying Awards that may be granted during any period of the delegation and may contain guidelines as to the determination of the exercise price (if applicable) and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan. Notwithstanding any of the foregoing, in the event of any dispute, the Committee retains the right to make any determination respecting any such dispute. References in this Plan to the authority or discretion of the Committee shall mean and include any delegate or delegates to whom such authority or discretion has been duly delegated hereunder.

3.5.         Assumption of Options by the Company. Upon the determination of the Committee, in its sole discretion, the Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Option under this Plan in substitution for such other company’s option; or (b) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. If the Company assumes an option award granted by another company, the terms and conditions of such option award will remain unchanged, except that the exercise price and the number and nature of shares of Stock issuable upon exercise of any such option will be adjusted appropriately pursuant to Treasury Regulation § 1.409A-1(b)(5)(v)(D). If the Company elects to grant a new Option rather than assuming an existing option, the new Option may be granted with a similarly adjusted exercise price and the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be granted to any other person.

Section 4         Stock Subject to the Plan

4.1.         Number of Shares. Subject to adjustments pursuant to Section 4.4 hereof, up to 1,000,000 shares of Stock are authorized for issuance under the Plan in accordance with the Plan’s terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. The grant of any full value Award (i.e., an Award other than an Option) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under this Plan, as an Award of 2.0 shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option shall be deemed, for purposes of determining the number of shares of Stock available for issuance under this Plan, as an Award for one share of Stock for each such share of Stock actually subject to the Award. No Award may be granted under the Plan on or after the 10-year anniversary of the Effective Date. Foregoing to the contrary notwithstanding, the total number of shares of Stock that may be issued pursuant to ISOs granted under the Plan shall be equal to 250,000, subject to adjustments pursuant to Section 4.4 hereof.

4.2.         Availability of Shares Not Issued under Awards Due to Forfeiture. If shares of Stock which may be issued pursuant to the terms of the Plan awarded hereunder are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the holder of such Award, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. For purposes of this Section 4.2, however, awards and options granted under any previous equity plan of the Company (other than a Substitute Award granted under any such plan) shall not be treated as Awards. For the avoidance of doubt, the number of Shares available for issuance under the Plan shall not be increased by: (i) the withholding of Shares as a result of the net settlement of an outstanding Option; (ii) the delivery of Shares to pay the exercise price or withholding taxes relating to an Award; or (iii) the repurchase of Shares on the open market using the proceeds of an Option’s exercise.

4.3.         Stock Offered. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock and/or Stock in the Company’s treasury, at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.4.         Adjustments for Stock Split, Stock Dividend. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock or rights to acquire Stock, or through a Stock split, reverse Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock (any of the foregoing being herein called a “capital restructuring”), then the Stock affected by any of the above events, i.e., the numbers, rights, and privileges of the following shall be, in each case, equitably and proportionally adjusted to take into account the occurrence of any of the above events, (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued pursuant to subsections 4.1, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Internal Revenue Code, (iv) the Performance Goals, and (v) the individual limitations applicable to Awards.

4.5.         Other Changes in Stock. In the event there shall be any change, other than as specified in subsections 4.4 hereof, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

4.6.         General Adjustment Rules. No adjustment or substitution provided for in this Section 4 shall require the Company to sell a fractional share of Stock under any Option, or otherwise issue a fractional share of Stock, and the total substitution or adjustment with respect to each Option shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the aggregate Option Price for the shares of Stock then subject to the Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

4.7.         Determination by the Committee. Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties.

4.8.         Code Section 409A. For any Award that is not subject to Internal Revenue Code Section 409A before the adjustments identified in the preceding sections of this Section 4, no adjustment shall be made that would cause the Award to become subject to Internal Revenue Code Section 409A. For an Award that is subject to Internal Revenue Code Section 409A before the adjustments identified in the preceding sections of this Section 4, no adjustment shall cause the Award to violate Internal Revenue Code Section 409A, without the prior written consent of both the Participant and the Committee.

4.9.         Repayment/Forfeiture of Awards. If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each Participant’s Award shall be conditioned on repayment or forfeiture in accordance with law. In addition, the Committee may establish such conditions for repayment or forfeiture of Awards as the Committee or the Board may adopt by policy for the Company or any Affiliate.

4.10.         Failure to Comply. In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Award, unless such failure is remedied by such Participant within ten (10) days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

4.11         Minimum Vesting for 95% of Shares. Notwithstanding any other provision of this Plan, Awards shall have a minimum vesting/exercise schedule of at least one year, except that a shorter vesting/exercise schedule may apply to not more than 5% of the shares of Stock authorized for issuance under the Plan.

Section 5         Granting of Awards to Participants

5.1.         Participation. Participants in the Plan shall be those Eligible Persons who are selected by the Committee, (or by such individual or committee of individuals to whom the Committee has delegated authority to make Awards as permitted under Section 3.4 of this Plan). The grant of each such Award shall be separately approved by the Committee, (or by its delegate or delegates in the case of those Awards made pursuant to delegation of authority by the Committee respecting certain Awards as set forth in Section 3.4). Receipt of one such Award shall not result in automatic receipt of any other Award. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee (or its delegate or delegates duly authorized under Section 3.4) shall determine and which is consistent with the provisions of the Plan, specifying the terms, conditions, rights, and duties related to the Awards. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, (or its delegate or delegates duly authorized under Section 3.4) which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern. The Committee shall inform the Board of all awards granted to all participants by the Committee (or by its delegates or delegates duly authorized under Section 3.4).

Section 6         Stock Options

6.1.         Grant of Stock Options. Coincident with or following designation for participation in the Plan, an Eligible Person may be granted one or more Options. Only the Committee or its delegate or delegates duly authorized pursuant to Section 3.4 may grant options. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of shares of Stock for which any other Option may be exercised, except as provided in subsection 6.2(j) hereof.

6.2.         Stock Option Agreements. Each Option granted under the Plan shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option (or, if no such identification is made, then it shall be a Non-Qualified Stock Option) and evidenced by a written Award Agreement which shall be entered into by the Company and the Participant to whom the Option is granted, which Award Agreement shall comply with and be subject to all of the terms and conditions set forth in this Plan, including but not limited to the provisions of this Section 6, Section 9 in the case of Performance based Stock Options, and Section 11 of this Plan, and which may contain such other terms and conditions, not inconsistent therewith, as the Committee may consider appropriate. The grant of any Incentive Stock Option is contingent upon shareholder approval of the Plan being obtained within twelve (12) months before or after the date the Board approves the Plan.

(a)         Number of Shares. Each Stock Option Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(b)         Price. The price at which each share of Stock covered by an Option may be purchased, the Option Price, shall be determined in each case by the Committee and set forth in the Stock Option Agreement. The price may vary according to a formula specified in the Stock Option Agreement, but in no event shall the Option Price ever be less than the Fair Market Value of the Stock on the date the Option is granted, or in the case of an Option that is subsequently “modified” within the meaning of Treasury Regulation § 1.409A-1(b)(5)(v)(A), on the date of such modification.

(c)         No Backdating. There shall be no backdating of Options, and each Option shall be dated the actual date that the Committee adopts the resolution awarding the grant of such Option.

(d)         Limitations on Incentive Stock Options. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is attributed to own by virtue of the Internal Revenue Code) Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Affiliate unless (i) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

To the extent that the aggregate Fair Market Value of Stock of the Company with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other option plan of the Company (or any Affiliate) shall exceed $100,000, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(e)         Duration of Options.

(i)         In General. Each Stock Option Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Participant (the “Option Period”). The Option Period must end, in all cases, not more than ten years from the date an Option is granted. All subject to Section 4.11, each Option shall be subject to a period or periods of time within which each Option or portion thereof will first become exercised (the “Vesting Period”) with respect to the total number of shares of Stock that can be acquired under the Option. The Committee, in its discretion, subject to Section 4.11, shall determine the Vesting Period(s) for each Option upon grant and, with the discretion of the Committee, may accelerate or shorten any Vesting Period or the event(s) which result in acceleration of vesting, all provided that, except as permitted under Section 4.11, no Option Award shall vest sooner than the one-year anniversary of the Award’s date of grant. In the event the Committee does not specify a vesting period, the entire Award shall vest upon the one-year anniversary of the Award’s date of grant. This condition shall not impose upon the Company any obligation to retain the Participant in its employ for any period.

(ii)         Effect of Participant Termination as an Employee or Non-Employee on Option Awards. Unless provided otherwise by the Committee in the Option Awards, and subject to Section 4.11 and the other terms of this Plan, (all subject to compliance with Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder, in the case of Incentive Stock Options) the provisions of Sections 9 and 11, as the case may be, shall apply in the event of Participant termination during the term of an Option.

(f)         Exercise of Options by Participant or Representative. During the lifetime of a Participant to whom a Stock Option is granted, the Stock Option may be exercised only by such Participant or, in the case of Permanent Disability by the Participant’s designated legal representative, except to the extent such exercise would cause any Award intended to qualify as an ISO not to so qualify. Once a Participant to whom a Stock Option was granted dies, the Stock Option may be exercised only by the personal representative of the Participant’s estate.

(g)         Exercise, Payments, Etc.

(i)         Each Stock Option Award Agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Office of the Secretary of the Company or to the Administrative Agent of written notice specifying the number of shares of Stock with respect to which such Option is exercised and payment to the Company of the aggregate Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Options (or portions thereof) which are being exercised and the number of shares of Stock with respect to which the Options are being exercised. The Participant’s obligation to deliver written notice of exercise is satisfied by electronic delivery of such notice through means satisfactory to the Committee and prescribed by the Company. The exercise of the Option shall be deemed effective on the date such notice is received by the Office of the Secretary or by the Administrative Agent and payment is made to the Company of the aggregate Option Price (the “Exercise Date”). If requested by the Company, such notice shall contain the Participant’s representation that he or she is purchasing the Stock for investment purposes only and his or her agreement not to sell any Stock so purchased in any manner that is in violation of the Exchange Act or any applicable state law, and such restriction, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place upon delivery of such notice to the Office of the Secretary of the Company or to the Administrative Agent, at which time the aggregate Option Price shall be paid in full to the Company by any of the methods or any combination of the methods set forth in subsection 6.2(g)(iv) below at the Participant’s election.

(ii)         The shares of Stock to which the Participant is entitled as a result of the exercise of the Option shall be issued by the Company and either (A) delivered by electronic means to an account designated by the Participant or (B) delivered to the Participant in the form of a properly executed certificate or certificates representing such shares of Stock.

(iii)         The Company’s obligation to deliver the shares of Stock to which the Participant is entitled as a result of the exercise of the Option shall be subject to the payment in full to the Company of the aggregate Option Price and the required tax withholding.

(iv)         The aggregate Option Price shall be paid by any of the following methods or a combination of the following methods:

(A)         in cash, including the wire transfer of funds in U.S. dollars to one of the Company’s bank accounts located in the United States, with such bank account to be designated from time to time by the Company;

(B)         by personal, certified or cashier’s check payable in U.S. dollars to the order of the Company;

(C)        by tendering (either by actual delivery or attestation) unencumbered shares previously acquired by the Participant exercising such Option having an aggregate fair market value at the time of exercise equal to the full purchase price;

(D)         a cashless (broker-assisted) exercise that complies with all applicable laws;

(E)         withholding of shares otherwise deliverable to the Participant pursuant to the Option having an aggregate fair market value at the time of exercise equal to the full purchase price; or

(F)         by a combination of the consideration provided for in the foregoing clauses (A), (B), (C), (D) and (E)

(h)         Tax Withholding. Each Stock Option Agreement shall provide that, upon exercise of the Option, the Participant shall make appropriate arrangements with the Company to provide for not less than the minimum amount of tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws, by payment of such taxes in cash (including wire transfer), by check, or as provided in Section 11 hereof.

(i)         Repricing Prohibited. Subject to Sections 4, 6, 11, 12, and 15, outstanding Stock Options granted under this Plan shall not be repriced without approval by the Company’s shareholders. In particular, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option to reduce the Option Price or grant price thereof, cancel an Option and replace it with a new Option with a lower Option Price or grant price, or that has an economic effect that is the same as any such reduction or cancellation or (2) to cancel an outstanding Option having an Option Price or grant price above the then-current Fair Market Value of the Stock in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

(j)         Shareholder Privileges. No Participant shall have any rights as a shareholder with respect to any shares of Stock covered by an Option until the Participant becomes the holder of record of such Stock. Except as provided in Section 4 hereof, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date on which such Participant becomes the holder of record of such Stock.

(k)         Section 409A Avoidance. Once granted, no Stock Option shall be modified, extended, or renewed in any way that would cause the Stock Option to be subject to Internal Revenue Code Section 409A. The Option Period shall not be extended to any date that would cause the Stock Option to become subject to Internal Revenue Code Section 409A. The Option Price shall not be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Stock Option is exercised.

(l)         Forfeiture by Order of Regulatory Agency. If the Company’s or any of its financial institution subsidiaries’ capital falls below the minimum requirements contained in 12 CFR 3 or below a higher requirement as determined by the Company’s or such subsidiary’s primary bank regulatory agency, such agency may direct the Company to require Participants to exercise or forfeit some or all of their Options. All options granted under this Plan are subject to the terms of any such directive.

Section 7         Restricted Stock and Restricted Stock Units

7.1.         Restriction Period. At the time an Award of Restricted Stock or Restricted Stock Units is made, the Committee shall establish the terms and conditions applicable to such Award, including the period of time (the “Restriction Period”) and attainment of performance goals, if any, during which certain restrictions established by the Committee shall apply to the Award. Each such Award, and designated portions of the same Award, may have a different Restriction Period, at the discretion of the Committee, all provided that, subject to Section 4.11, no Award of Restricted Stock or Restricted Stock Units shall vest sooner than the one-year anniversary of the Award. Except as permitted or pursuant to Section 9 or 11 hereof, and all subject to Section 4.11, the Restriction Period applicable to a particular Award shall not be changed. Restricted Stock or Restricted Stock Units may or may not be subject to Internal Revenue Code Section 409A. If subject to Internal Revenue Code Section 409A, a grant of Restricted Stock or Restricted Stock Units must contain the provisions needed to comply with the requirements of Internal Revenue Code Section 409A, including but not limited to (i) the timing of any election to defer receipt of the Restricted Stock or Restricted Stock Units beyond the date of vesting, (ii) the timing of any payout election, and (iii) the timing of the settlement of Restricted Stock or a Restricted Stock Unit.

7.2.         Certificates for Stock. Restricted Stock shall be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock represented by a stock certificate registered in the name of the Participant.

7.3.         Restricted Stock Terms and Conditions. Participants shall enjoy only those shareholder rights specifically given to them in the applicable grant agreement.

(a)         The Participant shall not be entitled to book-entry registration or delivery of the Stock certificate (in such manner as the Committee may deem appropriate) until the Restriction Period shall have expired.

(b)         The Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Stock during the Restriction Period.

(c)         A breach of the terms and conditions established by the Committee with respect to the Restricted Stock shall cause a forfeiture of the Restricted Stock.

(d)         As a condition to the grant of an Award of Restricted Stock, a Participant shall hold shares of Restricted Stock subject to the restrictions set forth in the Award Agreement and in the Plan. In other respects, unless otherwise provided in the Award Agreement, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including, but not limited to, the right to vote such shares and the right to receive all cash dividends and other distributions paid thereon; provided that the Award Agreement shall provide that any cash dividends and stock dividends with respect to Restricted Stock shall be withheld by the Company for the Participant’s account unless and until the underlying shares of Restricted Stock vest. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. To the extent stock certificates are delivered to the Participant, the certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s Award Agreement. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

7.4.         Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, which are rights to receive Stock at the end of a specified deferral period, subject to the following terms and conditions:

(a)         Award and Restrictions. Settlement of an Award of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee. During the deferral period, a Participant shall have no voting rights with respect to Restricted Stock Units. At the discretion of the Committee, to the extent set forth in the Award Agreement each Restricted Stock Unit (representing one share of Company Stock) may be credited with cash and stock dividend equivalents paid by the Company in respect of one share of Company Stock. Dividends credited to a Participant’s account and attributable to any particular Restricted Stock Unit shall be distributed in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such accumulated dividends to the Participant upon settlement of such Restricted Stock Unit. If such Restricted Stock Unit is forfeited, the Participant shall have no right to such accumulated dividends.

(b)         In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine, all provided that no Award Restricted Stock Units shall vest sooner than the one year anniversary of the Award, and provided further, that all Awards are subject to Section 4.11. Except as permitted or pursuant to Section 9 or 11 hereof, and all subject to Section 4.11, the Restriction Period applicable to a particular Award shall not be changed.

(c)         Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

Section 8         Performance Awards

8.1.         Establishment of Performance Goals for Company. Performance Goals applicable to a Performance Award shall be established by the Committee in its absolute discretion on or before the date of grant.

Notwithstanding any other provision of the Plan, payment or vesting of any Performance Award shall not be made until the applicable Performance Goals have been satisfied and any other material terms of such Award were in fact satisfied. The Committee shall verify the attainment of each Performance Goal. Notwithstanding any provision of the Plan to the contrary, with respect to any Performance Award,  the Committee may not adjust, downwards or upwards, any amount payable, or other benefits granted, issued, retained, and/or vested pursuant to such an Award on account of satisfaction of the applicable Performance Goals.

8.2.         Levels of Performance Required to Earn Performance Awards. At or about the same time that Performance Goals are established for a specific period, the Committee shall in its absolute discretion establish the percentage of the Performance Awards that will vest for such Performance Period for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.

8.3.         Other Restrictions. The Committee shall determine the terms and conditions applicable to any Performance Award, which may include restrictions on the delivery of Stock payable in connection with the Performance Award and restrictions that could result in the future forfeiture of all or part of any Stock earned. Performance based Awards shall also comply with Section 6 in the case of Performance based Stock Options, or Section 7 with respect to Performance Shares or PSU Awards. The Committee may provide that shares of Stock issued in connection with a Performance Award be held in escrow and/or legended. Performance Awards may or may not be subject to Internal Revenue Code Section 409A. If a Performance Award is subject to Internal Revenue Code Section 409A, the Performance Award grant agreement shall contain the terms and conditions needed to comply with the requirements of Internal Revenue Code Section 409A, including but not limited to (i) the timing of any election to defer receipt of the Performance Award, (ii) the timing of any payout election, and (iii) the timing of the actual payment of the Performance Award.

8.4.         Measurement of Performance against Performance Goals. The Committee shall, as soon as practicable after the close of a Performance Period, determine (a) the extent to which the Performance Goals for such Performance Period have been achieved and (b) the percentage of the Performance Awards earned as a result.

These determinations shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Committee has made the foregoing determination, each Participant who has earned Performance Awards shall be notified. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Committee making the determination. Participants may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of all or any portion of their Performance Awards during the Performance Period.

8.5.         Treatment of Vested Performance Awards. Upon the Committee’s determination that a percentage of any Performance Award has been vested for a Performance Period, Participants to whom such vested Performance Awards have been granted and who have been in the employ of the Company or Affiliates continuously from the date of grant until the end of the Performance Period, subject to the exceptions set forth in the Performance Award Agreement and in Sections 9 and 11 hereof, shall be entitled, subject to the other conditions of this Plan, to payment in accordance with the terms and conditions of the Performance Awards. Performance Awards shall under no circumstances become vested or have any value whatsoever for any Participant who is not in the employ of the Company or its Affiliates continuously during the entire Performance Period for which such Performance Award was granted, except as provided in Sections 8.6, 9, and 11.

8.6.         Subsequent Performance Award Grants. Following the grant of Performance Awards with respect to a Performance Period, additional Participants may be designated by the Committee for grant of Performance Awards for such Performance Period subject to the same terms and conditions set forth for the initial grants, provided that nowithstanding Section 8.5, continuous employment shall be required only from the date of grant to the end of the Performance Period, rather than for the entire Performance Period, and except that the Committee, in its sole discretion, may reduce the value of the amounts to which subsequent Participants may become entitled, prorated according to reduced time spent during the Performance Period, and the applicable Performance Award Agreement shall be modified to reflect such reduction.

8.7.         Shareholder Privileges. No Participant shall have any rights as a shareholder with respect to any shares of Stock covered by a Performance Award until the Participant becomes the holder of record of such Stock, except as set forth in Section 6 with respect to Performance based Stock Options, and Section 7 with respect to Performance Shares and PSUs.

Section 9         Termination of Employment, Death, Disability

9.1.         Termination of Employment. Subject to Section 4.11, and as permitted pursuant to the provisions of this Section 9 and Section 11, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or an Affiliate shall be specified in the Award Agreement. In the event that the Award Agreement does not specify such treatment upon a termination of employment or any other such service relationship, as the case may be, the provisions of this Section 9 and Section 11 (all subject to Section 4.11) shall control. Such termination of employment or any other service relationship shall be a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) with respect to any Award intended to comply with Section 409A of the Internal Revenue Code. In addition, all provisions of this Section 9 and all Award Agreements are subject to compliance with Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder, in the case of Incentive Stock Options.

9.2.         Termination for Cause. If the employment of the Participant by the Company is terminated for Cause, as determined by the Committee, all Awards, whether Performance based or not Performance based, to such Participant shall thereafter be void for all purposes. For purposes of clarity, (i) Options, Restricted Stock or Restricted Stock Unit Awards that have not vested at the time a Participant who is an Employee is terminated for Cause will be forfeited immediately; and (ii) Options, Restricted Stock or Restricted Stock Unit Awards that have not vested at the time a Non-Employee’s service is terminated For Cause will be forfeited immediately. As used in this Plan, “Cause” shall mean Cause with respect to termination by the Company under Section 2.1(f). Nothing in this subsection 9.2 shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any employee or Participant.

9.3.         Retirement. Unless provided otherwise in the Option Award, Options that are not fully vested at the time a Participant who is an Employee terminates due to Retirement will fully vest upon such termination; such Awards will remain exercisable for 3 months but not beyond expiration of original term.

9.4.         Death. Options that are not fully vested at the time a Participant who is an Employee terminates due to death, or whose service as a Non-Employee terminates due to death, will fully vest upon such termination; such Awards will remain exercisable for one year following termination, but in no event beyond the Award’s original expiration date. Restricted Stock or Restricted Stock Unit Awards that are not fully vested at the time a Participant who is an Employee terminates due to death, or whose service as a Non-Employee terminates due to death, will fully vest upon such termination.

9.5.         Disability. Options that are not fully vested at the time a Participant who is an Employee terminates due to Disability, will fully vest upon such termination; such Awards will remain exercisable for one year following termination, but in no event beyond the Award’s original expiration date. Restricted Stock or Restricted Stock Unit Awards that are not fully vested at the time a Participant who is an Employee terminates due to Disability will fully vest upon such termination.

9.6.         Change in Control. See Section 11.

9.7.         Other Termination. Unless otherwise provided in the Award Agreement, and subject to Section 4.11, Options that are not fully vested at the time a Participant who is an Employee terminates for any reason other than Normal Retirement, death, Disability or Change in Control, or whose service as a Non-Employee (as a Non-Employee Director or other Non-Employee) terminates for any reason other than death or Change in Control, will be forfeited upon termination; any Options that have already vested by the termination date will remain exercisable for three months following termination. Unless otherwise provided in the Award Agreement, and subject to Section 4.11, Restricted Stock or Restricted Stock Units that are not fully vested at the time a Participant who is an Employee terminates for any other reason other than death, Disability or Change in Control, or whose service as a Non-Employee (as a Non-Employee Director, except as provided in the last sentence of this Section 9.7, or other Non-Employee) terminates for any reason other than death or Change in Control, will be forfeited upon termination. Notwithstanding any of the foregoing, but subject to Section 4.11, the Committee may, in its discretion, modify the Award Agreement of any Non-Employee Director, at any time, to provide that Options, Restricted Shares or Restricted Stock Units, or any of them, that are not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than death, Change in Control, and For Cause will fully vest upon such termination; such Awards will remain exercisable, in the case of an Option Award, for three months but not beyond expiration of original term.

9.8.         Performance Awards. The provisions of this Section 9.8 (and Section 4.11) shall apply to Performance Awards notwithstanding any other provisions of this Section 9. Except as set forth below, each Performance Award shall state that each such Award shall be subject to the condition that the Participant has remained an Eligible Person from the date of grant until the applicable vesting date as follows:

(a)         Voluntary Resignation. If the Participant voluntarily leaves the employment of the Company or an Affiliate, or if the employment of the Participant is terminated by the Company for cause or otherwise, any Performance Award to such Participant not previously vested shall thereafter be void and forfeited for all purposes.

(b)         Retirement. Unless otherwise provided in the Performance Award Agreement, and subject to Section 4.11, a Participant shall become vested in all Performance Awards that were earned by meeting the Performance Goals within the Performance Period, on the date the Participant Retires only respecting vesting of Performance based Stock Options, [and Section 9.3(c) shall instead govern vesting or forfeiture upon Retirement of unvested Performance Shares and PSUs, unless provided otherwise by the Committee in the Award Agreement,] on the date the Participant dies while employed by the Company, or on the date the Participant terminates service with the Company and the Affiliates due to Permanent Disability while employed by the Company. Such Participant shall not become entitled to any payment which may arise due to the occurrence of a Performance Goal after the Participant dies, terminates service due to Permanent Disability, or Retires. If the Participant dies before receiving payment, the payment shall be made to the Participant’s estate. In addition, in the event of a Change in Control, Section 12 shall govern respecting vesting of Performance Awards.

(c)         Forfeiture Provision for Performance Shares and PSUs. Subject to Sections 12 and 13, and notwithstanding Sections 9.3, 9.4 and 9.5, in the event a Participant terminates employment during a Restriction Period for the Participant’s Performance Shares or PSUs, such Awards will be forfeited; provided, however, that the Committee may provide in the Award Agreement for proration or full payout in the event of (a) death, (b) Permanent Disability, (c) Retirement or (d) any other circumstances the Committee may determine.

Section 10         Tax Withholding

10.1.         Withholding Requirement. The Company and any Affiliate is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, amounts of withholding and other taxes or social security payments due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax or social security obligations relating to any Award. This authority shall include authority to withhold from cash compensation otherwise payable to a Participant and/or to make cash payments in respect thereof, in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis at the discretion of the Committee.

10.2.         Withholding Requirement – Stock Options. The Company’s obligations to deliver shares of Stock upon the exercise of an Option shall be subject to the Participant’s satisfaction of all applicable federal, state, and local income and other tax and social security withholding requirements.

10.3.         Section 16 Requirements. If the Participant is an officer or director of the Company within the meaning of Section 16 or any successor section(s) of the Exchange Act (“Section 16”), the Participant must satisfy the requirements of Section 16 and any applicable rules and regulations thereunder with respect to the use of shares of Stock to satisfy such tax withholding obligation.

10.4.         Restricted Stock and Performance Award Payment and Tax Withholding. Each Restricted Stock and Performance Award Agreement shall provide that, upon payment of any entitlement under such an Award, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax and social security laws. The withholding may, if the Committee so elects, be deducted from the Award.

Section 11         Change of Control

The Committee may provide in the terms of any agreement applicable to any Award the vesting, payment, attainment of Performance Goals, or other effects on an Award, if any, in the event of the occurrence of a Change of Control of the Company. To the extent that any Award is subject to Internal Revenue Code Section 409A, the Award shall contain appropriate provisions to comply with Internal Revenue Code Section 409A. Unless otherwise provided in the sole discretion of the Committee, in any the Award Agreement, however, the following provisions shall apply to all Awards, whether Performance based or not Performance based, under this Plan in the event of a Change of Control:

(a)         Acceleration of Vesting. Subject to Section 4.11, any Award not fully vested at the time a Participant terminates employment within the vesting period for the Award and on or after a Change of Control will become fully vested upon such termination and remain exercisable, as applicable, throughout its original term, provided, however that with respect to Performance Awards, including Performance based Stock Options, Performance Shares and PSUs, this subsection 11(a) shall only apply with respect to any Performance Awards which are not assumed or replaced by the successor or surviving corporation in the manner set forth in subsection 11(b) below and in such case vesting shall be at the target performance level;

(b)         Assumption of Awards. If the successor or surviving corporation (or parent thereof) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction. If applicable, each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made; and

(c)         Payment for Awards. If the provisions of paragraph (a)(ii) above do not apply with respect to any particular outstanding Award, then the Committee may provide that all such outstanding Awards shall be cancelled as of the date of the Change in Control in exchange for a payment in cash and/or Shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to: (1) in the case of an Option, the excess of the Fair Market Value of the Shares on the date of the Change in Control covered by the vested portion of the Option that has not been exercised over the exercise or grant price of such Shares under the Award, provided that if such excess is zero, then the Option shall be cancelled without payment therefore; (2) in the case of Restricted Stock or Restricted Stock Units, the Fair Market Value of a Share on the date of the Change in Control multiplied by the number of vested Shares or units, as applicable.

Section 12         Rights of Employees and Participants

12.1.         Employment. Neither anything contained in the Plan or any agreement applicable to an award nor the granting of any Award under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate, at any time, to terminate such employment or to increase or decrease the level of the Participant’s compensation from the level in existence at the time of the Award.

An Eligible Person who has been granted an Award in one year shall not necessarily be entitled to be granted Awards in subsequent years.

12.2.         Non-transferability

(a)         Except as otherwise determined at any time by the Committee as to any Awards other than ISOs, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, bankruptcy, or court order; provided that the Committee may permit further transferability of Awards other than ISOs, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to any applicable Restriction Period; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Company. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 12.2 shall be void and unenforceable against the Company.

(b)         In the event of a Participant’s death, a Participant’s vested rights and interests in any Award as set forth in an Award Agreement may be exercised by the personal representative of the Participant’s estate within 3 months or any statutorily required period after the date of death. Thereafter, all rights, vested, unvested or otherwise shall terminate fully. In the event of a Participant’s permanent disability, a Participant’s vested rights and interests in any Award as set forth in an Award Agreement may be exercised by such person’s guardian, conservator, or other legal personal representative within 90 days or any statutorily required period after the date of permanent disability.

12.3.       Noncompliance with Internal Revenue Code Section 409A. If an Award is subject to the requirements of Internal Revenue Code Section 409A, to the extent that the Company or an Affiliate takes any action that causes a violation of Internal Revenue Code Section 409A or fails to take reasonable actions required to comply with Internal Revenue Code Section 409A, in each case as determined by the Committee, the Company shall pay an additional amount to the Participant (or beneficiary) equal to the additional income tax imposed pursuant to Internal Revenue Code Section 409A on the Participant as a result of such violation, plus any taxes imposed on this additional payment.

Section 13         Other Employee Benefits

13.1.         Employee Benefits. The amount of any income deemed to be received by a Participant as a result of the payment under an Award or exercise shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance, or salary continuation plan.

Section 14         Amendment, Modification, and Termination

14.1.         Amendment, Modification and Termination. The Committee or the Board may at any time terminate, and from time to time may amend or modify the Plan, and the Committee or the Board may, to the extent permitted by the Plan, from time to time amend or modify the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no amendment or modification of the Plan may become effective without approval of the amendment or modification by the Company’s shareholders if shareholder approval is required to enable the Plan to satisfy an applicable statutory or regulatory requirement.

Notwithstanding any other provision of this Plan, no amendment, modification, or termination of the Plan or any Award shall adversely affect the previously accrued material rights or benefits of a Participant under any outstanding Award theretofore awarded under the Plan, without the consent of such Participant holding such Award, except to the extent necessary to avoid a violation of Internal Revenue Code Section 409A or the Board or the Committee determines, on advice of outside counsel or the Company’s independent accountants, that such amendment or modification is required for the Company, the Plan, or the Award to satisfy, comply with, or meet the requirements of any law, regulation, listing rule, or accounting standard applicable to the Company.

The Committee shall have the authority to adopt (without the necessity for further shareholder approval) such modifications, procedures, and sub-plans as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which the Company may operate, so as to assure the viability of the benefits of the Plan to Participants employed in such countries.

Section 15         Legal

15.1.         Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

Section 16         Duration of the Plan

16.1.         Duration. The Plan shall terminate on the ten year anniversary of the Effective Date. No grants shall be awarded after such termination; however, the terms of the Plan shall continue to apply to all Awards outstanding when the Plan terminates.

Date approved by the Board of Directors: __________________, 2022.

FIRST COMMUNITY BANKSHARES, INC.

ATTEST:

By:

Corporate Secretary	Title: